Exhibit 99.1

Profusa Announces Q2 2026 Financial Results and Progress on the Option Agreement Conditions to Close with G3 Vision Labs, a Commercial Stage Diagnostics Company

Debt and liabilities holders have executed $10.7 million of Series A Convertible Exchange Agreements; of which $4.57 million was converted into Series A Convertible Preferred Stock

Sufficient working capital obtained to fund operations for near term

PCAOB audited 2024 and 2025 financials of G3 and Subsidiaries are expected by mid-September

Reverse stock split successfully executed

August 20, 2026

BERKELEY, Calif., Aug. 20, 2026 (GLOBE NEWSWIRE) -- Profusa, Inc. (Nasdaq: PFSA), a digital health company pioneering next-generation biosensor technologies, previously announced the signing of an Option Agreement (the “Agreement”) which provides Profusa the right and option, but not the obligation, subject to satisfaction of certain conditions, to acquire G3 Vision Labs, Inc. and its subsidiaries (“G3"). Upon option exercising, the combined company is expected to operate as a public diagnostics company with national CLIA-certified laboratories, recurring revenues from a diversified base of providers serving addiction treatment, pain management, and behavioral health.

Operations Update:

Progress towards satisfaction of the conditions to close the Option Agreement include the following:

●	The impact of the Profusa 4:1 reverse stock split that was effective August 18, 2026, and executing the Option Agreement have been supportive of meeting Nasdaq’s minimum listing requirements. Stockholders’ equity as of July 31, 2026 is expected to be $28.4 million.

●	Profusa’s Certificate of Designation for its Non-Voting Series A Convertible Preferred Stock (“the Preferred Stock”) is now in effect.

●	Anticipated exchanges of debt and liabilities for equity are in process and to date, debt and liabilities holders have executed $10.7 million of Series A Convertible Exchange Agreements, of which $4,570,298 was exchanged for 4,271.298 shares of Series A Convertible Preferred Stock.

●	Profusa borrowed $650,000 under its current note agreement to fund near-term working capital needs.

●	G3 auditors have confirmed they are finalizing the audits of the 2024 and 2025 financial statements and expect to issue the audited financial statements of most of the business entities by the end of August and the entire business by mid-September.

Financial Results for the Quarter

●	Cash on hand at June 30, 2026 was $719,000.

●	Total assets were $1.0 million.

●	Current liabilities and total liabilities were $28.2 million.

●	Total stockholders’ deficit was $(27.1) million at June 30, 2026; Stockholders’ equity as of July 31, 2026 is expected to be $28.4 million as a result of executing the Option Agreement.

●	Net loss for the three months ended June 30, 2026 and 2025 was $(8.8) million and $(2.3) million, respectively.

●	Net loss for the six months ended June 30, 2026 and 2025 was $(12.2) million and $(5.1) million, respectively.

“I am very pleased with the timely progress we are making and support we are receiving towards executing the Option to acquire G3,” stated Executive Chairman and CEO, Jack Stover.

Additional details regarding the Agreement, the Consideration and the Preferred Stock are set forth in the Current Report on Form 8-K that Profusa filed with the SEC in connection with this announcement on July 31, 2026. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor will there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Profusa

Profusa is a digital health company developing a new generation of tissue-integrated sensors to detect and continuously transmit actionable, medical-grade data for personal and medical use. With its long-lasting, injectable, and affordable biosensors and intelligent data platform, Profusa aims to provide people with a personalized biochemical signature rooted in data that clinicians can trust and rely on. For more information, please visit www.profusa.com.

“LUMEE”, “PROFUSA” and the PROFUSA logo are registered trademarks of Profusa, Inc. in the United States, Canada, European Union, China, Japan, South Korea, and Australia.

About G3

G3 provides laboratory testing solutions, clinical insight, and reporting tools that help healthcare teams make informed treatment decisions, streamline workflows, and improve patient outcomes. Its CLIA-certified and CAP/CLIA accredited national medical laboratories provide molecular diagnostic tests for infectious disease and urine and blood clinical toxicology testing, with a client base serving addiction treatment, pain management, and behavioral health providers across the country.

Special Note Regarding Forward-Looking Statements

Certain statements in this press release may be considered “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or future financial or operating performance of Profusa, including statements regarding the transaction, and the conditions to the exercise of the option under the Agreement, Profusa’s strategic plans, the proposed business combination with G3, the operating results of G3 and its subsidiaries, the terms and amounts of the financing to be obtained in connection with the business combination. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “propose,” “seek,” “should,” “strive,” “will,” or “would” or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which may be beyond the control of Profusa and could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, without limitation, risks related to Profusa’s ability to satisfy the conditions of the Agreement and to integrate G3 and its subsidiaries into Profusa’s business, the risk that customer demand may be less than expected, the risks in the business combination that would result from the option exercise, as well as the risks in complying with the representations, warranties and covenants set forth in the Agreement, and risks related to the completion and terms of the contemplated financings, the risk that Profusa does not receive the Stockholder Approval, the dilutive effect on existing stockholders of the issuance of shares of common stock and Preferred Stock as consideration for the Agreement and, if the option is exercised, upon conversion of the Preferred Stock, and the risk that G3’s indebtedness is not refinanced, repaid or otherwise satisfied on acceptable terms or at all. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Profusa and its management, are inherently uncertain. There are risks and uncertainties described more fully in Profusa’s public filings from time to time with the U.S. Securities and Exchange Commission (the “SEC”), including its most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These filings may identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Profusa cannot assure you that the forward-looking statements in this communication will prove to be accurate.

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